Dated January 30th, 2009

CAROLINE GIBERT

And

FRANCIS GIBERT

And

FREDERIC GIBERT

And

SEAN GOUGH

And

STEPHANE MARTINHO

And

MEAS EUROPE

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

BETWEEN

CAROLINE GIBERT, resident at 3 Chemin de Basse Bossière – 78490 LES MESNULS – France,

AND

FRANCIS GIBERT, resident at 3 Chemin de Basse Bossière – 78490 LES MESNULS – France,

AND

FREDERIC GIBERT, resident at 120-122 avenue de Fontainebleau – 94270 LE KREMLIN-BICETRE – France,

AND

SEAN GOUGH, resident at 29 rue du Père Corentin – 75014 PARIS – France

AND

STEPHANE MARTINHO, resident at 1 avenue de Denton – 78180 MONTIGNY LE BRETONNEUX – France,

(individually referred to as a “Seller” and collectively as the “Sellers”),

AND

MEAS EUROPE, a French société par actions simplifiée registered in France under number 311 711 808 RCS Toulouse, and whose registered office is located at 105 Avenue du Général Eisenhower, BP 1036, 31023 Toulouse Cedex, France, duly represented by its Président, Jean-François Allier (the “Buyer”),

(The Sellers and the Buyer are referred to individually as a “Party” and collectively as the “Parties”).

INTRODUCTION

(A)
Caroline Gibert, Sean Gough and Stéphane Martinho (the “GS Sensors Sellers”) together own 100% of the entire issued share capital of GS Sensors (the ”GS Sensors Shares”). Their respective shareholdings are set out in part 1 of Schedule 1.

(B)
Caroline Gibert, Frédéric Gibert, Sean Gough and Stéphane Martinho (the “ALS Sellers“) together own 25% of the entire issued share capital of ALS (the ”ALS Shares“). Their respective shareholdings are set out in part 2 of Schedule 1.

(C)
Caroline Gibert, Francis Gibert, Frédéric Gibert and Sean Gough (the ”FGP Sellers”) together own 80% of the entire issued share capital of FGP (the ”FGP Shares”). Their respective shareholdings are set out in part 3 of Schedule 1.

(D)	GS Sensors owns 75% of the entire issued share capital of ALS and 20% of the entire issued share capital of FGP.

(E)
The GS Sensors Sellers, the ALS Sellers and the FGP Sellers (together the ”Sellers”) wish to sell and the Buyer wishes to buy the GS Sensors Shares, the ALS Shares and the FGP Shares respectively (together the ”Shares”) on the Closing subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS

1	Definitions

1.1	In addition to the terms elsewhere defined in this Agreement, the following expressions shall have the following meanings in this Agreement unless the context otherwise requires:

“Accounts” means the balance sheet, the profit and loss account and annexes of the Target Group for the year ending on the Balance Sheet Date (copies of which are attached to the Disclosure Letter);

“Affiliate” means, with respect to any body corporate, any other body corporate, directly or indirectly, controlling, controlled by or under common control with, such body corporate, with “control” for such purpose meaning control as defined under Article L.233-3 of the French Code de Commerce or the control resulting from the possession, directly or indirectly, of the power to either (a) exercise a majority of the voting rights exercisable at general meetings of a body corporate, or (b) appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of a body corporate;

"Agreed Form" means in relation to a document or agreement a form agreed between the relevant Parties or parties to that document or agreement, initialled on each of their behalves;

“ALS” means a French société par actions simplifiée registered in France under number 453 979 502 RCS Dreux, and whose registered office is located at 15, rue Gustave Eiffel 28501 Vernouillet, France;

“ALS Property” means the premises and land used by ALS;

“ALS Sellers” shall have the meaning given to it in paragraph B of the Introduction;

“ALS Shares” shall have the meaning given to it in paragraph B of the Introduction;

“Agreement” means this share purchase agreement;

“Assets” means all of the tangible and intangible assets of the Target Group, of whatever description, whether or not disclosed in the Accounts including, but not limited to, all additions, accessions and substitutions made for full consideration in the Ordinary Course of Business prior to the Closing Date;

“Balance Sheet Date” means 31 December 2008;

“Business” means the design, manufacture and supply of Sensors by the Target Group;

“Business Day” means any day (other than Saturday and Sunday) upon which banks are open for business in Paris and New York;

“Closing” means the closing of the purchase of the Shares in accordance with Clause 5;

“Closing Date” means 30 January 2009;

“Closing Payment” means the sum of €5.6m (five million six hundred thousand euros) less Outstanding Net Debt, the DF Note and the NetSensors Note;

“Confidentiality Agreement” means the confidentiality agreement concluded between the Parties on 15 May 2008;

“DF Note” means the promissory note held by Don Fujihira in the amount of €0.4m (four hundred thousand euros);

“DF Share Purchase Agreement” means the share purchase agreement in the Agreed Form entered into between Don Fujihira and GS Sensors on or before Closing;

“Disclosure Letter” means the schedules of information disclosed by the Sellers against the Warranties;

“Dordelec” means a French société à responsabilité limitée registered in France under number 328052618 RCS Bergerac, and whose registered office is located Route des Vergers, 32220 Port Ste Foy;

“Earn-Out Payment” has the meaning given to that term in Clause 3.2;

“Earn-Out Payment Date” means the second anniversary of the Closing Date;

“Earn-Out Sales” means the amount of the Net Sales in the consecutive period of 12 months ending on 31 January 2010;

“Entity” means a corporate, partnership, Limited Liability Company, limited liability partnership, joint stock company or any other form of legal association in any jurisdiction whatsoever;

“Existing FGP Lease” means the existing lease between FGP and SCI ALOAH entered into on 1st January 2007 relating to the FGP Property;

“FGP” means FGP Instrumentation, a French société anonyme registered in France under number 304 603 145 RCS Versailles, and whose registered office is located at 24 rue des Dames – 78340 – LES CLAYES SOUS BOIS, France;

“FGP Property” means the premises and land used by FGP;

“FGP Sellers” shall have the meaning given to it in paragraph C of the Introduction.

“FGP Sensors Scandinavia” means a Swedish AB company registered in Sweden under No. 556680-1535 (Stockholm) and whose registered office is located at Haninge 13626 Sweden;

“FGP Shares” shall have the meaning given to it in paragraph C of the Introduction.

“GS Sensors” means a French société par actions simplifiée registered in France under number 414 200 972 RCS Versailles, and whose registered office is located at 24, rue des Dames, 78340 LES CLAYES SOUS BOIS, France, duly represented by its Président, Monsieur Sean Gough;

“GS Sensors Sellers” shall have the meaning given to it in paragraph A of the Introduction.

“GS Sensors Shares” shall have the meaning given to it in paragraph A of the Introduction.

“Indemnified Party” has the meaning set out in Clause 6.1;

"Important Agreements” means all agreements, contracts, group or series of contracts taken together, with a customer or a supplier, undertakings or arrangements (whether written or oral) into which a member of the Target Group has entered and which may fall within one or more of the following categories:

(a)	requiring yearly payment by or to a member of the Target Group in excess of €50,000 (excluding VAT);

(b)	entered into with a customer of a member of the Target Group representing more than 5 per cent of the Target Group’s annual turnover;

(c)
under whose terms a member of the Target Group is bound to refrain from carrying out or to restrict certain activities, or to refrain from competing or under which a member of the Target Group has granted exclusive rights to any third party;

(d)	which restricts the ability of a member of the Target Group to carry out its business in the Ordinary Course of Business;

(e)
which have an indefinite term or a definite term of more than one year with the exclusion of financial lease agreements, insurance agreements, employment agreements and agreements which a member of the Target Group may at any time terminate in full with a period of notice of less than 3 (three) months;

(f)	which have not been concluded in the Ordinary Course of Business and with a total value of more than €5,000 (excluding VAT) on an annual basis all of which are listed in the Disclosure Letter;

(g)	which is or may be considered to be a commercial agency agreement;

“Intellectual Property” means all patents (and applications therefor), envelopes Soleau, utility models (and applications therefor), trade and service marks, rights in designs, copyrights, moral rights, topography rights, rights in databases, trade secrets and Know How and other confidential information and all other similar proprietary rights which may subsist in any part of the world (whether registered or not) including the results of research and development programmes and Know How arising there from;

“Know How” means confidential industrial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm), including without limitation mechanical systems, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;

“Liabilities” means any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, taxes, interest, penalties, fines, settlements, judgements and costs and expenses (including, without limitation, legal fees and expenses, removal costs, remediation costs, closure and post-closure costs, fines, penalties and expenses of investigation and ongoing monitoring), present or future, known or unknown, fixed or contingent, and “Liability” means any one of them;

“Loss” means all losses, costs, damages, expenses, fines and penalties;

"MEAS Group” means Measurement Specialties, Inc and each of its Affiliates but excluding the Target Group;

"Net Sales" means the amount of the legally reported sales to third parties made by (i) the Target Group in respect of the Business (excluding sales between members of the Target Group and between members of the Target Group and members of the MEAS Group), (ii) any salesmen of the MEAS Group in respect of the Business and (iii) any member of the MEAS Group to Target Group Customers in all cases excluding VAT and less returns for each relevant period;

“NetSensors Asset Purchase Agreement” means the agreement relating to the sale and purchase of NetSensors’ business and assets entered into in the Agreed Form between NetSensors (UK) and ALS on or prior to the Closing Date;

“NetSensors Asset Purchase Price” means the maximum amount of €2m (two million euros);

“NetSensors Note” means the promissory note held by NetSensors (UK) in the amount of €1.6m (one-million six-hundred thousand euros);

“NetSensors (UK)” means NetSensors Limited, a company incorporated in England and Wales with company number 04435344 and whose registered office is at 1st Floor Epworth House, 25 City Road, London EC1Y 1AR;

“New FGP Lease” means the lease (bail précaire) in the Agreed Form to be entered into between FGP and SCI ALOAH on the Closing Date;

"Ordinary Course of Business" means any practice, policy, act, agreement, measure or decision, which is consistent with the normal conduct of the Business in accordance (where applicable) with past practices;

“Outstanding Net Debt” means the amount of all long and short term financial indebtedness (whether or not interest bearing) owing to any financial institution, governmental or other authority or any other third party including, but not limited to, all amounts owing to revolving credit lines and bank overdrafts of the Target Group less any cash and positive cash bank balances of the Target Group as at January 31st, 2009 and less the Pension Contribution;

“Patent(s) Transfer Agreement” means the patent transfer agreement entered into in the Agreed Form between on the one hand ACFG SNC and Francis Gibert as sellers and on the other hand FGP as buyer in respect of the sale and purchase of patent numbers 04 04 766 and 06 03 564;

“Pension Contribution” means the amount of €50,000 paid by the Target Group to cover employment retirement benefits;

“Permits” means permits, exemptions, approvals or authorisations required by or issued pursuant to any applicable rules under the laws of France or any other jurisdiction where the Target Group conducts business;

“Properties” means the ALS Property and the FGP Property;

“Purchase Price” means the aggregate amount of the Closing Payment and the Earn-Out Payment;

“Qualicem” means a French société à responsabilité limitée registered in France under No. 408 782 365 RCS Versailles and whose registered office is located 15 rue des Dames, 78340- LES CLAYES SOUS Bois, France ;

“Restricted Period” means the period starting on the Closing Date and ending on the second anniversary of the Closing Date;

“Schedules” means the schedules annexed to this Agreement;

“Security” includes for the purpose of this Agreement any “sûreté” “réelle” or “personnelle”, “droit réel accessoire”, “droit de rétention”, “réserve de propriété”, “délégation”, “subrogation”, “fiducie”, “cession fiduciaire” “en propriété” or “à titre de garantie” or any “mesure conservatoire” or “voie d’exécution”, or their equivalent in any jurisdiction other than France as well as agreement, option, pre-emption right, undertaking, offer or other real or personal right (“droit réel ou personnel”) or other obligation which has the purpose or effect of restricting in any manner the ownership or the transferability of the relevant asset or right; provided, however, that liens or encumbrances arising in the Ordinary Course of Business in connection with transportation or delivery of goods shall not be considered to be “Security” for purposes of this Agreement;

"Sellers” means the GS Sensors Sellers, the ALS Sellers and the FGP Sellers;

"Sellers’ Nominated Bank Account" means the account details of which shall be communicated by the Sellers to the Buyer at least 5 Business Days prior to the Closing Date;

“Senior Employees” means an employee of any member of the Target Group with a gross annual salary in excess of €35,000;

“Sensors” means all forms of pressure, force and vibration sensing elements, transducers, transmitters and modules, including, but not limited to, piezoresistive and piezoelectric technologies as designed and manufactured by the Target Group as of the Closing Date as well as any such products that may be designed and manufactured by the Target Group after the Closing Date, with the agreement of both the Sellers and the Buyer, using the Target Group's Know How;

“SG Employment Agreement” means the employment agreement in the Agreed Form to be entered into on Closing between Sean Gough and MEAS France;

“Shares” means the GS Shares, the ALS Shares and the FGP Shares;

“SM Employment Agreement” means the employment agreement in the Agreed Form to be entered into on Closing between Stéphane Martinho and MEAS France;

"Target Group" means collectively GS Sensors, ALS, FGP and the US Subsidiary details of which are set out in Schedule 2 to this Agreement;

“Target Group Customers” means a customer of the Target Group as at the Closing Date who is not also a customer of the MEAS Group as at Closing Date;

“Taxation” or “Taxes” means all forms of taxation, duties, impositions, levies, withholding taxes, contributions and charges of whatsoever nature payable in conformity with the legislation of all countries concerned including, without limitation, income tax, “parafiscalité”, corporation tax, capital gains tax, value added tax, sales tax, business tax, customs laws and other import and export duties, excise duties, stamp duty, social security payments or other similar contributions and generally all taxes, duties, withholdings whatsoever on or in relation to income, profits, gains, sales, in connection with any of the foregoing for the benefit of the State or any other body or entity whether State-controlled or private, or local authority or government agency and all penalties, costs and interest relating thereto;

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Total Earn-Out” has the meaning given to that term in Clause 3.2;

“US Subsidiary” means FGP Sensors, Inc. (USA);

“Warranties” means the warranties and representations contained in Clause 4;

Any reference to the laws of France shall be deemed, when it is to be interpreted in the context of a law or territory other than French, to include a reference to its equivalent in the relevant law or territory.

1.2
Any statement, representation or warranty which is qualified by the expression “to the best of the knowledge, information and belief of the Sellers” or “so far as the Sellers are aware” or any similar expression shall refer to facts and information which a reasonably prudent manager and shareholder would be aware of or would be expected to be aware of in the execution of his duties.

1.3
The schedules (the “Schedules”) form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2	Sale and Purchase of the Shares

2.1	Subject to the fulfilment of the obligations set out in Clauses 5.2 and 5.3:

2.1.1        the GS Sensors Sellers shall sell the GS Sensors Shares;

2.1.2        the ALS Sellers shall sell the ALS Shares; and

2.1.3        the FGP Sellers shall sell the FGP Shares,

and the Buyer in reliance upon, inter alia, the Warranties shall purchase the GS Sensors Shares, the ALS Shares and the FGP Shares free from all Security and with the benefits of all rights attaching to them as at the Closing Date.

2.2	Title and risk to the Shares shall pass to the Buyer at the Closing Date.

2.3	For the avoidance of doubt, the assets that are owned personally by the Sellers as listed in Schedule 3 shall be excluded from the sale and purchase of Shares contemplated by this Agreement.

3	Consideration

3.1	In consideration for the sale of the Shares by the Sellers to the Buyer and for the obligations of the Sellers and the Sellers contained under this Agreement, the Buyer shall pay to the Sellers:

3.1.1	the Closing Payment which shall be satisfied in cash on, but subject to, Closing; and

3.1.2	the Earn-Out Payment as calculated in accordance with Clause 3.2 which shall be satisfied in cash on the Earn-Out Payment Date.

3.2
The amount of the Earn-Out Payment shall be based on the level of the Total Earn-Out which in turn is based upon the level of the Earn-Out Sales. The Total Earn-Out shall start to accrue if the Earn-Out Sales exceed €5,500,000 (five million five hundred thousand euros) and shall increase on a pro rata basis to 100% if the Earn-Out Sales reach €6,200,000 (six million two hundred thousand euros). For the avoidance of doubt, there shall be no Total Earn-Out Payment based on the Earn-Out Sales if the Earn-Out Sales are equal to or less than €5,500,000 (five million five hundred thousand euros). The maximum Total Earn-Out based on the Earn-Out Sales shall not exceed €1,400,000 (one million four hundred thousand euros) if the Earn-Out Sales are greater than €6,200,000 (six million two hundred thousand euros).  The Earn-Out Payment shall be equal to the actual Total Earn-Out times 900.000 divided by 1.400.000.

3.3	The Buyer shall not deliberately take any action, the principal purpose of which is to distort adversely the amount of the Earn-Out Payment.

3.4	Within 5 Business Days of the agreement by the Parties of the Outstanding Net Debt:

a)	if the Outstanding Net Debt exceeds €160,000, the Buyer shall pay to the Sellers in cash the full amount of any such excess; or

b)	if the Outstanding Net Debt is less than €160,000, the Sellers shall pay to the Buyer in cash the full amount of any such shortfall

3.5	Any cash payment is to be made by telegraphic transfer to the Sellers’ Nominated Bank Account, which shall constitute a full and valid discharge to the Buyer for such cash payment.

4	Warranties

The Sellers jointly and severally represent and warrant to the Buyer that each of the Warranties is true and accurate on the Closing Date except where another date is expressly provided.

4.1	Information

There is to the best of the knowledge of the Sellers no fact or matter which has not been disclosed in writing to the Buyer or to its professional advisors which should on a good faith basis be disclosed to an intending buyer of the Shares and, to the best of the knowledge of the Sellers, there is no information which has been disclosed in writing by the Sellers to the Buyer or its professional advisers prior to the Closing Date which contained at the time of disclosure material inaccuracies which have not subsequently been corrected,

4.2	Warranties in relation to the Sellers

4.2.1	Each of the Sellers has the legal right and full power and authority to enter into and perform this Agreement; this Agreement will constitute valid and binding obligations of the Sellers.

4.2.2
The execution and delivery of and the performance by the Sellers of their obligations under this Agreement will not and is not likely to (i) result in the creation of any encumbrances and restrictions under any agreement, licence or other instruments or, (ii) result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which the Sellers are a party or by which the Sellers are bound.

4.3	Warranties in relation to the Target Group

4.3.1	Constitution, existence, authorities, capacity and conformity of the Target Group

The information contained in parts 1, 2, 3 and 4 of Schedule 2 and Schedule 3 are true, complete and accurate as at the Closing Date.

The copies of the articles of association and other constitutional documents of each member of the Target Group attached to the Disclosure Letter are true, complete and accurate.

Each member of the Target Group is incorporated and registered in accordance with the laws of its country of incorporation and is duly organised and validly existing under such laws with the full power and authority to enable it to own its assets and properties and carry on the Business as currently conducted.

The extract K-Bis for each French member of the Target Group attached to the Disclosure Letter contains true and accurate information and is up-to-date.

Each member of the Target Group, (i) is able to meet its debts as they fall due and is not in default under any debt financing or declared to be in redressement judiciaire, liquidation judiciaire or any equivalent proceedings in any jurisdiction other than France, and no ad hoc administrator has been appointed; (ii) has not been granted a suspension provisoire des poursuites, nor is it the subject of règlement amiable or any equivalent relief in any jurisdiction other than France.

The accounting books, statutory registers, books and other corporate records of each member of the Target Group required by applicable laws and regulations are (i) up-to-date, (ii) have been kept by the relevant member of the Target Group, are in its possession and have been properly maintained, (iii) reflect all corporate action taken by the relevant member of the Target Group, and (iv) contain information which is true and accurate and which has been recorded in accordance with applicable laws and regulations.

4.3.2	Warranties relating to the Shares

4.3.2.1
The GS Sensors Shares have been duly issued and fully paid up and may be freely transferred and are the only shares issued by GS Sensors. The rights attached to each of the GS Sensors Shares are identical and free of any Security. The share capital of GS Sensors is not subject to any redemption nor repayment.

4.3.2.2
The ALS Shares have been duly issued and fully paid up and may be freely transferred and are the only shares issued by ALS. The rights attached to each of the ALS Shares are identical and free of any Security. The share capital of ALS is not subject to any redemption nor repayment.

4.3.2.3
The FGP Shares have been duly issued and fully paid up and may be freely transferred and are the only shares issued by FGP. The rights attached to each of the FGP Shares are identical and free of any Security. The share capital of FGP is not subject to any redemption nor repayment.

No contract or undertaking is in force regarding the issue or the allocation of Shares or granting to any person the right to purchase or to pre-empt all or part of the Shares. At the Closing Date, the Target Group has not issued, nor is bound to issue, securities giving rights, at any moment or on a given date, to the allocation of Shares.

The Sellers are, at the Closing, the sole and full holders of the Shares. No Security on the Shares is in existence and no person has made any claims to the Shares or with regard to any Security in relation to the Shares. No Shares of the Target Group are legally or beneficially owned by any person other than the Sellers. The Sellers have full power and capacity to transfer full title of the Shares free of any Securities on the Closing Date.

4.3.3	Shareholdings and branches

Except for the US Subsidiary,  Qualicem and Disynet GmBH, no member of the Target Group (i) holds shares in any other company, partnership, GIE, GEIE or other entity or business, French or foreign, nor is it member of such entities (ii) has a branch office, representative office or permanent establishment outside their jurisdiction of incorporation; and (iii) has within the last three years entered into any agreement or negotiation with a view to the acquisition of other shareholdings in other companies or entities, or with a view to setting up companies or new entities.

GS Sensors holds:

4.3.3.1.1	75% of the entire issued share capital and voting rights of ALS free from Security; and

4.3.3.1.2	20% of the entire issued share capital and voting rights of FGP free from Security.

On the Closing Date, GS Sensors shall also hold:

4.3.3.1.3	87% of the entire issued share capital and voting rights of the US Subsidiary free from Security;

FGP holds15% of the entire issued share capital and voting rights of Disynet GmBH, which is subject to a buy-back right in favour of the other DisyNet shareholders.

FGP holds 13% of the entire issued share capital and voting rights of the US Subsidiary and 30% of the entire issued share capital and voting rights of Qualicem in each case free from Security;

4.3.4	Warranty relating to the activities of the Target Group

Each member of the Target Group has power and capacity to carry on its activities in all material respects. All permits, licences, authorisations, certificates and consents necessary for each member of the Target Group to carry on the Business and to sell its services have been obtained and are not subject to any suspension, revocation, amendment or non-renewal (including as a result of the change of control of any member of the Target Group).

No member of the Target Group has made any illegal payment to any person in order to obtain sales or purchases or secure the continuation of the Business.

4.3.5	Warranties relating to the Debts, Cash and Accounts of the Target Group

The Accounts have been drawn up in accordance with the rules of the French Plan Comptable Général, or the applicable obligatory standards in the country of incorporation, as relevant, so that they are sincères et réguliers and give a true and fair view (donnent une image fidèle) of the assets and liabilities, the financial situation and the results of each member of the Target Group. The Accounts have been drawn up using the same principles and methods as those used during the last three financial years.

The financial position and results shown by the Accounts have not to any material extent been affected by any non recurrent, extraordinary or exceptional items or by inconsistencies of accounting practice or by any other fact rendering such financial position and results unusual or misleading in any material respect.

FGP’s 15% share of the income of Disynet has never been included in FGP’s accounts.

During the year preceding and ending on the Closing Date, the working capital of the Target Group has been managed consistently with past practise.

4.3.6	Sufficiency of Assets

The Assets comprise all the assets necessary to enable the relevant member of the Target Group to carry on its business fully and effectively in the Ordinary Course of Business.

4.3.7	Warranties in relation to Environment and Permits

Each member of the Target Group is in compliance with the applicable environmental legislation and with the applicable provisions of the French environmental code and equivalent legislation in its country of incorporation and there exists no environmental inspection, audit, study, review, test or analysis relating to the Properties.

The Target Group does not operate an establishment that is subject to the legislation on classified installations.

4.3.8	Fonds de commerce

The Target Group is not party to any contract, such as a partnership or leasing contract, relating to the transfer of the whole or part of its fonds de commerce.

4.3.9	Intellectual property

Details (description and, if applicable, numbers and dates of filing, registration and renewal) relating to trademarks included in the Intellectual Property that are registered or for which registration is pending, and owned by the Target Group are shown in the Disclosure Letter.

(i)	Ownership etc.

All Intellectual Property (whether registered or not) and all pending applications therefor which have been, are, or are being used in the business of the Target Group are (a) fully owned (pleine propriété) by the relevant member of the Target Group or lawfully used with the consent of the owner under a licence; (b) valid; (c) not being infringed or challenged by any third party; and (d) if fully owned (pleine propriété) by the relevant member of the Target Group, not subject to any Security or any licence in favour of another. Each member of the Target Group has taken all commercially reasonable steps to maintain and protect such Intellectual Property.

(ii)	Processes etc.

The processes used by the Target Group do not use, embody or infringe any rights or interests of third parties in Intellectual Property (other than those belonging to or licensed to the Target Group and referred to in the Disclosure Letter) and no claims of infringement of any such rights or interests have been made by any third party.

(iii)	Licenses

The licenses entered into by the Target Group relating to Intellectual Property are in full force and effect; the obligations of all parties to such licenses have been complied with in accordance with their terms; no disputes have arisen, nor has any member of the Target Group received a notification or complaint from a third party in relation to such licenses.

(iv)	Know-How

There is no misuse of the Target Group’s Know-How or processes by the Target Group and the Target Group has not made any disclosure of the Target Group’s Know How or processes to any person other than the Buyer.

(v)	No assertion of moral rights

No moral rights have been asserted which would affect the use of any of the Intellectual Property in the Business.

(vi)	Patents

Full details of patentable inventions owned by any member of the Target Group or by employees or shareholders or former shareholders of any member of the Target Group (whether registered or not) used in the Business are set out in the Disclosure Letter. Patent n° 05 02 082 has not been used in the Business for the last five (5) years and is not required or necessary for the future operation of the Business.

4.3.10	Warranties in relation to Liabilities

Except as disclosed in the Disclosure Letter, there will be no Liabilities (including contingent Liabilities) of the Target Group outstanding on the Closing Date other than those reflected in the Accounts or those incurred in the Ordinary Course of Business since the Balance Sheet Date.

4.3.11	Warranties in relation to the management of the Target Group - Proxies, Delegation of powers and Signatures

There are no proxies, powers of attorney, delegations of power or signature granted by those able to represent any member of the Target Group, or sign in its respective name, in force, as at the Closing Date other than as set out in the Disclosure Letter.

4.3.12	Contracts, agreements and arrangements of the Target Group

The Disclosure Letter lists all Important Agreements. All Important Agreements are valid and binding upon their parties. All Important Agreements have been entered into in the Ordinary Course of Business.

Except as disclosed in the Disclosure Letter, such Important Agreements have been performed in accordance with their terms and conditions (save for minor and unrepeated breaches); the sale of the Shares will not prevent the performance of the Important Agreements, lead to their amendment or termination, require the completion of one or more formalities or to obtain an agreement or consent to allow the Important Agreements to remain in force on the same basis; all such Important Agreements have been entered into on arm’s length terms; and none of the co-contractors to such Important Agreements may be able to claim economic dependence on the Target Group if that Important Agreement were to be terminated for any reason.

(i)	Arrangements with connected persons

No agreements, arrangements or commitments of any kind exist between any member of the Target Group on the one hand and the Sellers, its co-directors, co-managers, co-shareholders or former shareholders and any of their Affiliates including, but not limited to, agreements, arrangements or commitments under which any member of the Target Group is required to pay royalties, service fees or any other payments of any kind.

(ii)	Warranties relating to product recalls

No products sold or supplied by any member of the Target Group have been subject to a product recall or retrofit campaign or other quality defects.

(iii)	Effects of the execution and performance of this Agreement

The execution and performance of this Agreement by the Sellers shall not in itself result in the following events:

(a)	Any extraordinary termination of or significant modification to any material supply contracts or material customer agreements or to any Important Agreement of any member of the Target Group;

(b)	Any obligation to pay a bonus or indemnity or other form of compensation, whether monetary or otherwise, to any of the employees or managers of any member of the Target Group.

4.3.13	Warranties relating to employees

Each member of the Target Group has duly performed its obligations with relation to any employee, collective agreement or other body representing employees including, but not limited to, the constitution of and all obligations relating to works’ council.

The Disclosure Letter lists all of employees of the Target Group (as per the date of this Agreement), the age of such employees, the seniority of each employee, the main terms of the employees’ contract and the amount of wages and labour costs for all employees.

The employment contracts of all the Senior Employees contain a standard confidentiality clause, a standard IP protection clause and a restriction on employment with competitors that complies with the relevant collective bargaining agreement applicable to the Business. There has been no notice of termination given to any Senior Employee.

Except as disclosed on the Disclosure Letter, no employee has given written notification to the Target Group of his intention to terminate his contract, nor has given formal notice to leave or is under notice of dismissal.

None of the Target Group’s subcontractors or independent consultants, or employees of these subcontractors or independent consultants, have any right against the Target Group to claim that they must be categorised as actual employees of the Target Group as a result of their past relations with the Target Group.

The Target Group has satisfied all its material obligations relating to labour and social security laws including those relating to (i) the use of temporary personnel, (ii) employees' representation, (iii) the application of collective bargaining agreements and (iv) those to be carried out in view of the sale of the Shares.

Each member of the Target Group (other than the US Subsidiary) has entered into an agreement for the reduction of the working time to 35 hours, which has been provided to the Buyer and is set out in the Disclosure Letter and implemented such reduction in compliance with all applicable laws and regulations and the terms of such agreement.

4.3.14	Pensions

There are no retirement, death or disability benefit Schemes for officers or employees of the Target Group nor is the Target Group under any obligation to or in respect of any former or present officers or employees of the Target Group with regard to such benefit schemes pursuant to which the Target Group is or may become liable to make payments.

4.3.15	Warranties in relation to litigation

(i)	Litigation

Save as disclosed in the Disclosure Letter, the Target Group is not engaged in any litigation, action or arbitration proceedings or any dispute (including investigations or public enquiries) and has not been served with any notice making it a party to a litigation, action, arbitration or other legal proceedings with the exception of debt collection by the Target Group in the Ordinary Course of Business and no litigation, arbitration or other legal proceedings are threatened in writing or pending either by or against the Target Group and there are no facts known to any of the Sellers which might give rise to any such proceedings.

(ii)	Investigations

The Target Group is not the subject of any investigation, inspection, inquiry, control or other procedure by any governmental authority (particularly the tax, customs, competition, fraud or health, social security and labour authorities) regarding its operations and activities.

4.3.16	Compliance with laws

Each member of the Target Group is in compliance with applicable laws, regulations and practices in France and abroad in all material respects.

Neither the Target Group, nor any of its officers and employees, have committed in the course of their employment any act which may entail the criminal liability of the Target Group.

4.3.17	Properties

(i)	The Target Group does not own freehold premises.

(ii)
The ALS Property and the FGP Property are occupied by ALS and FGP respectively pursuant to valid leases and the Target Group has complied with all of its material obligations under these leases. No notice to quit in respect of these leases has been served on the Target Group and the sale of the Shares does not constitute a termination event under such leases.

(iii)
There are no circumstances subsisting in relation to the Properties which would entitle any third party to exercise a right or power of entry or to take possession or, so far as the Sellers are aware, which would in any other way materially affect or restrict its continued possession, enjoyment or use; all material licences, consents and approvals required from the landlords and any superior landlords under the leases relating to the Properties have been obtained and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed in all material respects; there are no rent reviews under such leases currently in progress; all such leases that should have been registered with any government registry have been so registered; the Properties are in a good and substantial state of repair and condition (allowing for fair wear and tear) free from any material visible defects and fit for the purpose for which they are presently used; and, the present use of each of the Properties complies in all material respects with all requirements of law, zoning restrictions and restrictive covenants.

5	Closing

5.1	Place and time of the Closing

The Closing shall take place on the Closing Date at the offices of Hammonds Hausmann, 4, Avenue Velasquez, 75008 Paris.

5.2	At the Closing, the Sellers shall deliver the following to the Buyer and/or its nominees:

5.2.1	Evidence that each of Jean-Claude Gibert and Elsa Gough have transferred their respective shares (one each) in FGP to Francis Gibert prior to Closing;

5.2.2
Letters of resignation from each of the corporate officers and administrators of the Target Group, including without limitation, each of the (i) President of GS Sensors and ALS and (ii) the PDG of FGP with effect from the Closing Date containing an acknowledgement that his rights are fully satisfied and that he has no claim or action of any nature whatsoever against GS Sensors, ALS and FGP respectively and that he waives all rights and claims he may have against GS Sensors, ALS and FGP respectively

5.2.3	Duly completed, executed and dated Cerfa declarations and share transfer forms (“ordre de mouvement”) in respect of the GS Sensors Shares, the ALS Shares and the FGP Shares in favour of the Buyer;

5.2.4	Evidence that FGP has been released from the Existing FGP Lease and has entered into the New FGP Lease on or prior to Closing;

5.2.5	Evidence that the DF Share Purchase Agreement has been entered into and is unconditional save in respect of the obligation to pay the DF Note;

5.2.6	Duly executed Patent(s) Transfer Agreement evidencing the transfer of any patents held personally or otherwise by Francis Gibert and ACFG in favour of the FGP;

5.2.7	Evidence that the MEAS Group has entered into the SG Employment Agreement and the SM Employment Agreement.

5.2.8	Evidence that GS Sensors has sold its 33% shareholding in FGP Sensors Scandinavia prior to the Closing;

5.2.9	Evidence that the NetSensors Asset Purchase Agreement has been entered into and is unconditional save in respect of the obligation to pay the NetSensors Asset Purchase Price;

5.2.10	Evidence that FGP has sold its 3% shareholding in Dordelec prior to the Closing;

5.2.11	The written resignation by the current auditors and the alternate from their respective mandates with the GS Sensors, ALS and FGP; and

5.2.12
Evidence that all amounts owing to Conseil Régional de la Région Centre, Société Générale, BNP Paribas, Crédit Agricole Val de Marne and Banque Populaire have been repaid in full and that such banks have released or are in the process of releasing all security held by such banks on the Shares or over any other assets of the Target Group.

5.3	At the Closing and against compliance by the Sellers with each of the obligations set out in Clause 5.2, the Buyer shall:

5.3.1	pay the Closing Payment as provided under Clause 3.1.1.;

5.3.2	procure immediate payment by ALS of the sum of €1.6m on account of the NetSensors Asset Purchase Price;

5.3.3	procure the immediate payment by GS Sensors of the DF Note;

5.3.4	procure the immediate repayment of the amounts owing to the banks detailed in Sub-clause 5.2.12.

6	Indemnifications

6.1	Warranties

Subject to the limitations contained in this Clause 6, the Sellers shall jointly and severally indemnify and hold harmless the Buyer (the “Indemnified Party”) from and against any and all Loss incurred by either the Buyer or the relevant member of the Target Group which results from any breach of the Warranties or non-fulfilment of any obligation on the part of the Sellers and/or the Sellers under this Agreement provided, however, that the Sellers shall not indemnify any Indemnified Party for any Loss, in whole or in part, if and to the extent the fact, matter, event or circumstance giving rise to a claim was fairly disclosed in the relevant section of the Disclosure Letter in a manner and in sufficient detail to provide reasonable and fair disclosure to the Indemnified Party of the disclosed matter.

For the avoidance of doubt, it is expressly provided that each event or matter disclosed in the Disclosure Letter constitutes a disclosure only for the warranty against which it is disclosed, and not against the warranties taken as a whole; provided, however, that the full description need not be restated in each instance if cross-referenced.

6.2	Tax Indemnity

The Sellers jointly and severally undertake to indemnify the Buyer up to the full amount of any Loss of the Target Group and/or the Buyer resulting or arising from any Tax which would be borne by any member of the Target Group and of any tax advantage (such as deficits which may be carried forward, depreciations which may be known to have been postponed or other regulations allowing deferral or reprieve) which could be questioned or postponed, following any reassessment or other act carried out by tax or social security authority relating to a period on or prior to the Closing and due to the fact that either the amounts had not been paid when due, or the Tax Returns were not made on the appropriate date or were incorrect for whatever reason provided that any Loss resulting from a tax reassessment the sole effect of which is a shift of a Tax from one fiscal year to the other, or to create a corresponding Tax credit, shall only give rise to an indemnification up to the amount of penalties or late interests actually paid.

6.3	The Sellers’ liability under the Warranties shall be limited as follows:

(a)	Individual Claims

The Sellers shall not be liable, and therefore shall not be required to indemnify or pay in respect of a Loss pursuant to a Notified Claim, in the event that such Loss results from a single event or fact, and the amount of such Loss does not exceed €5,000 (five thousand euro). All Loss having a similar initiating fact or cause being a single cause, shall be taken into account as one cumulated amount.

(b)	Threshold

(i)
The Sellers shall not be liable to pay all or part of Loss, pursuant to a Notified Claim, unless the amount of such Loss, together with the Loss resulting from previous Notified Claims shall be more than or equal to € 20,000 (twenty thousand euro) (the “Threshold”).

(ii)
When the Threshold is reached or exceeded by Loss in respect of a Notified Claim, taking into account Loss arising by virtue of previous Notified Claims, then, the Sellers shall be obliged to pay the amount of that Loss together with all the Loss arising by virtue of any previous Notified Claim unpaid at that date.

(c)	Ceiling

The total cumulated amount of payments which the Sellers may be obliged to make to the Indemnified Party relating to the Warranties shall not exceed the Earn-Out Payment.

(d)	Indemnification by a third party

The amounts payable under this Agreement shall be reduced by the amount of any indemnity (net of Taxes and the costs of recovering such amounts) which is effectively paid by a third party (including amounts paid or payable by insurers) in relation to such amounts payable to any Indemnified Party. The Indemnified Party shall undertake, and shall cause the Target Group to undertake, all commercially reasonable actions to collect any amount payable under an insurance policy.

(e)	Changes attributable to the Indemnified Party

The Sellers shall not be liable for or be obliged to pay all or part of any Loss arising under a Notified Claim in so far as the amount of such Loss results from, or is increased by, a voluntary act or omission by the Indemnified Party, the Target Group or their directors, employees, agents or their respective representatives after the Closing Date, save in the case where (i) such voluntary act could not have been avoided for legal, regulatory or contractual reasons, or (ii) such voluntary act or omission is taken to remedy the fact that the statements referred to in Clause 4 above made by the Sellers are not accurate and true.

(f)	Obligation on the Indemnified Party to mitigate the Loss

The Indemnified Party shall take and shall procure that all reasonable measures and steps are taken and all reasonable assistance is given in order to avoid or minimise the amount of the Loss which, if the above-mentioned obligation has not been fulfilled, would entail (i) the Sellers incurring liability for Loss or their liability already so incurred being exacerbated or increased, or (ii) the amount of the Loss being increased.

6.4	Duration

In order validly to request the performance of this Agreement, the Buyer shall provide a Notified Claim (as defined hereunder) to the Sellers:

6.4.1
on or before the date that is 30 Business Days after the date following the expiration of the applicable statute of limitations, as far as questions relating to Tax, customs or regulation of employment or social security are concerned; and

6.4.2	on or before the second anniversary of the Closing Date for any other event or matter.

6.5	Information - Parties

6.5.1	The Buyer and the Sellers undertake fully to cooperate with each other relating to Notified Claims.

The Buyer shall provide written notice to the Sellers of any event that gives rise to a claim under the Warranties or pursuant to Clause 6.2 as soon as reasonably practicable following its actual awareness of such matters and in any event within 30 days of its actual awareness of the relevant matters, which notice shall specify the grounds on which the claim is based (a “Notified Claim”).

Failure to give written notice to the Sellers within the time limits set out in clause 6.4 shall preclude the Buyer from obtaining any indemnification from the Sellers.

The Buyer undertakes, and shall cause each member of the Target Group to undertake, to ensure that the Sellers are permitted to consult freely all relevant information or documents held by each member of the Target Group in relation to a Notified Claim and which is reasonably necessary to ensure an understanding of the conditions and circumstances of the Notified Claim, provided, however, that (i) such investigations are conducted during the business hours of the relevant member of the Target Group, as the case may be, (ii) are conducted in such a way as shall not disturb the normal running of the business of the relevant member of the Target Group, or inhibit the normal activities of the relevant member of the Target Group, and (iii) a first notice of five (5) days has been delivered by the Sellers to the relevant member of the Target Group. The Sellers undertake to keep confidential all information and documents which they may receive or consult in connection thereto.

6.5.2
If the Sellers decide to contest the merits of a Notified Claim, the Sellers shall notify the Buyer in writing of their reasons for doing so within 30 Business Days of receiving the Notified Claim. The Sellers shall be deemed to have accepted the Notified Claim, if they do not respond to the Notified Claim within this time limit.

6.5.3.
If the Sellers have notified the Buyer within the time limit of their reasons for contesting the Notified Claim, the Parties shall meet each other within 15 Business Days following their response. In the absence of an agreement with the Buyer within 30 Business Days following the date of this meeting, or in the absence of this meeting, the Sellers shall be deemed to have rejected the Notified Claim and shall initiate the arbitration proceedings set out in Clause 10.3 within 15 Business Days from the last date on which such meeting could have been held. Failure of the Sellers to initiate such arbitration proceedings shall be deemed to be an acceptance of the Notified Claim.

6.5.4
In the event of a claim, audit notice, summons, or of any litigation matter which has or which could give rise to a Notified Claim under this Agreement, the Buyer shall allow the Sellers to make their observations on the conduct of the proceedings; the Buyer shall ensure that these observations are taken into account by the relevant member of the Target Group in as far as such observations are reasonable and made in its interest.

6.6	Payment of Claims

Any payment under this Agreement shall be considered as a reduction of the Purchase Price.

6.7	Substitution/Assignment

6.7.1	Successors and permitted assignees of the Sellers shall be held jointly and severally liable for the performance of the obligations of the Sellers under this Agreement.

6.7.2
None of the Parties shall be entitled to assign its or his rights or obligations under this Agreement without the prior written consent of the other Party, except that the Buyer shall be entitled to assign all or part of its rights and obligations under this Agreement and any outstanding claims and litigation to an Affiliate without requiring prior written consent.

6.8	Right of set-off

The Buyer shall have the right to set-off any amounts owing by the Sellers to the Buyer pursuant to any Notified Claims against the Total Earn-Out Payment, subject to and in accordance with the provisions set out in Clause 6.5.

7	Right of Termination

The Buyer shall be entitled to terminate this Agreement (except as regards Clause 9, which will survive such termination) without prior notice, in the event that any of the Shares is subject to any Security.

8	Non-Compete and Non-Solicitation

8.1	Non-Compete

During the Restricted Period, the Sellers (except for Frédéric Gibert) undertake jointly and severally to the Buyer and to each of its Affiliates not to compete, directly or indirectly (including through any Affiliate of the Sellers or otherwise) in Europe with the Business (i.e. the design, manufacture and supply of Sensors). To this end, the Sellers (except for Frédéric Gibert) jointly and severally undertake to the Buyer and to each of its Affiliates during the Restricted Period:

(i)	not to carry out or undertake, whether directly or indirectly, for its / his own account or for the account of third parties, any activity competing with the Business in any manner whatsoever;

(ii)	not to manage, advise or assist in any way, whether or not for consideration, any Entity carrying out a business competing with the Business;

(iii)
not to acquire any interest in any Entity competing with the Business, other than publicly traded or listed shares of entities that directly or indirectly own all or part of a business that competes with the Business, provided that the total of such ownership in any one such entity is less than one percent (1%);

(iv)	not to solicit supply or deal with any of the customers or suppliers of the Business for the purposes of competing with the ~~this~~ Business;

(v)	not to engage in any practice the purpose of which is to evade the provisions of this undertaking; and

(vi)	not to use the names "GS Sensors", “ALS” or “FGP” or any words confusingly similar to "GS Sensors", “ALS” or “FGP” in any context.

(all together referred to as the “Non-Compete Undertakings”).

8.2	Non-solicitation

The Sellers shall not, directly or indirectly, during the Restricted Period, for itself or himself, and, for the same period, the Sellers shall procure that its/his Affiliates shall not, solicit for employment or hire any officer, director or employee employed by the Target Group or do anything to influence or encourage any such person to leave his or her employment with the Target Group.

9	Confidentiality

The terms and conditions of the Confidentiality Agreement shall be replaced by the following:

9.1
The Sellers and the Buyer shall treat as confidential and not disclose the provisions of this Agreement and any agreement entered into pursuant to this Agreement. Prior to Closing , the Buyer shall treat as confidential and not disclose or use information received or obtained in respect of the Sellers. From and after Closing, the Buyer shall treat as confidential and not disclose or use information received or obtained in respect of the Sellers (other than the Target Group and other than in respect of the subject matter of this Agreement). From and after Closing, the Sellers shall treat as confidential and not disclose or use information received or obtained in respect of the Buyer and the Target Group; provided, however, that the Sellers shall be permitted to use financial information regarding the Target Group to the extent required for normal financial reporting purposes.

9.2	This Clause 9 shall not prohibit disclosure of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Sellers or the Buyer, as the case may be;

(iii)
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably necessary, desirable or required to be made to a taxation authority in connection with the taxation affairs of the disclosing party;

(iv)	the disclosure is made to employees or professional advisers of the Sellers or the Buyer;

(v)	the information becomes publicly available (other than by breach of this Agreement);

(vi)	the other Party has given prior written approval to the disclosure or use; or

(vii)	the information is independently developed after Closing;

(viii)
Provided that prior to disclosure or use of any information pursuant to (i), (ii) or (iii) (except in the case of disclosure to a taxation authority), the Party concerned shall promptly notify the other party of such requirement with a view to providing the other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

9.3	It is expressly agreed that if this Agreement should be voided or terminated, Clause 10 shall remain in force for the purposes of this Clause 9.

10	Applicable Law/Arbitration

10.1	This Agreement shall be construed and governed exclusively in accordance with French law.

10.2
Any dispute which shall arise between the Parties from this Agreement shall be first submitted to an internal system for dispute resolution (ISDR). Such ISDR shall consist of the Sellers and the CEO of the Buyer who shall form the Dispute Committee. Should such Dispute Committee not be able to reach agreement within a reasonable period of time (such period not to exceed two months) then either Party may refer any dispute to arbitration according to Clause 10.3 below.

10.3
Any dispute arising between the parties from this Agreement which cannot be settled by ISDR as stipulated in Clause 10 shall be finally settled either by a sole arbitrator/mediator or (if the Parties cannot agree on such sole arbitrator/mediator within a period of 1 (one) month) by three arbitrators appointed by the Parties in accordance with the rules of arbitration of the Centre de Mediation et d’Arbitrage de Paris. The non-prevailing Party in the arbitration shall pay the fees and expenses of the arbitrators and the costs of arbitration and the enforcement of any award rendered therein including reasonable attorney’s fees and expenses of the prevailing party. Such arbitration shall take place in Paris; the language of the arbitration shall be English.

11	Miscellaneous

11.1	This Agreement can only be changed or modified in writing by the Parties.

11.2	A waiver by any Party of any of its rights under this Agreement must, in order to be valid, be made in writing.

11.3
If any provision of this Agreement is held to be illegal, invalid, unenforceable or void, in whole or in part, under enactment or rule of law, the Parties shall substitute such invalid provision by a valid provision which achieves as much as possible the purport, sense and economic purpose of the invalid provision. The remaining provisions of this Agreement shall not be affected by the nullity/invalidity of individual provisions and shall remain in full force and effect unless such invalid provision is of such essential importance to this Agreement that the Parties could not be reasonably expected to have concluded the Agreement without the invalid provision.

11.4
Unless this Agreement provides otherwise, each Party shall bear its own fees, expenses and costs in connection with this Agreement and the transactions contemplated herein as well as any taxes required by law to be paid by such Party.

11.5
Both Parties undertake not to disclose this Agreement and not to make any announcement in respect of the subject matter of this Agreement unless specifically agreed between them or unless there is an obligation to disclose pursuant to a legal obligation.

11.6
The Sellers agree that restructuring (contributions, apport partiel d’actifs, mergers, splits and other transactions) which may involve the Buyer/MEAS Group and/or the Target Group shall not affect the rights and undertakings of the Parties to this Agreement and, in particular, the Warranties made by the Sellers and the indemnification procedure under this Agreement shall remain applicable mutandis mutandis and unchanged.

12	Notices

12.1
Any demand, notice or other communication under this Agreement, whether required or permitted to be given hereunder, shall be given in writing by mail, courier, telefax or email and to the address stipulated in Clause 12.2 or such other address as the Parties shall nominate from time to time to all other Parties hereto in accordance with the Clause. Any such notice or communication must be in the English language.

12.2	Every notice or communication given in accordance with this clause shall be deemed to have been received as follows:

Means of Dispatch	Deemed received

Delivery by hand;	the day of delivery;
Post (registered mail):	48 hours after posting with the postal date being on the registered mail slip; and
Facsimile or other means of visible electronic reproduction
on the date the senders machine issues a transmission report in respect of the notice or communication provided that in case of electronic messages a notification of receipt by the receiving party’s machine is requested and received

12.3	The address for notice under this Agreement for each Party is as follows:

Sellers:	Caroline Gibert
3 Chemin de Basse Bossière
78490 LES MESNULS
France

Francis Gibert
3 Chemin de Basse Bossière
78490 LES MESNULS
France

Frédéric Gibert
120-122 Avenue de Fontainebleau
94270 LE KREMLIN-BICETRE
France

Sean Gough
29 Rue du Père Corentin
75014 PARIS
France

Stéphane Martinho
1 Avenue de Denton
78180 MONTIGNY LE BRETONNEUX
France

With copy to:	Florence Mercadé-Choquet
SCP LMC Partenaires
18, rue Mansart
78000 VERSAILLES
France

Buyer:	MEAS EUROPE
105 Avenue du Général Eisenhower, 31023 Toulouse Cedex
France
FAO: Jean-François Allier
Email: jean-francois.allier@meas-spec.com

With copy to	Tony Reed Hammonds Hausmann
4 Avenue Velasquez
75008 Paris
France

13	Buyer’s Representations And Warranties

13.1
The Buyer has full power and authority and has taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this Agreement and each of the documents executed on the date hereof.

13.2
The Buyer was incorporated in accordance with its memorandum and articles of association and is validly existing. The execution by the Buyer of this Agreement shall not constitute a violation of any term or provision of its statutes, or any order, writ, injunction, decree, judgment of any legal body to which the Buyer is subject, the effect of which would impair the ability of the Buyer to perform its obligations pursuant to this Agreement.

14	Number of Copies

This Agreement is executed in 6 (six) copies, each of which will be deemed to be an original.

Signatures

Signed by Jean-François Allier

MEAS Europe

Jean-François Allier

Signed by Caroline Gibert

Caroline Gibert

Signed by Frédéric Gibert

Frédéric Gibert

Signed by Sean Gough

Sean Gough

Signed by Stéphane Martinho

Stéphane Martinho

Signed by Francis Gibert

Francis Gibert

SCHEDULE 1

Part 1

GS SENSORS

GS SENSORS’ share capital is made up of 70 000 shares of 1€ each held as follows:

Name of Seller	Number of shares	Entitlement to Closing Payment (€)
Caroline Gibert	32 618	592 669
Sean Gough	27 431	498 371
Stéphane Martinho	9 951	180 809
TOTAL	70 000

Part 2

ALS

ALS’s share capital is made up of 150 000 shares of 1€ each held as follows:

Name of Seller	Number of shares	Entitlement to Closing Payment (€)
Caroline Gibert	16 000	646 400
Frédéric Gibert	2 000	80 800
Sean Gough	10 000	404 000
Stéphane Martinho	10 000	404 000
TOTAL	38 000

Part 3

FGP

FGP’s share capital is made up of 10 000 shares of 50€ each held as follows:

Name of Seller	Number of shares	Entitlement to Closing Payment (€)
Caroline Gibert	2 000	242 160
Francis Gibert	5 449	642 820
Frédéric Gibert	550	67 921
Sean Gough	1	50
TOTAL	8 000

Cumulated Total

Name of Seller	Total Entitlement to Closing Payment (€)	Total Maximum Entitlement to Earn-Out Payment (€)
Caroline Gibert	1,599,847.59	382,942
Francis Gibert	526,414.08	126,003
Frédéric Gibert	146,331.15	35,026
Sean Gough	902,518.47	216,028
Stéphane Martinho	584,888.17	140,000
TOTAL	3,760,000	900,000

SCHEDULE 2

THE TARGET GROUP

Part 1

GS Sensors

Name:	GS SENSORS

Type of corporate identity:	Société par actions simplifiée

Place of registration:	Commercial Register of the Local Court of Versailles

Registered number:	414 200 972 RCS Versailles

Registered Office:	24 rue des Dames – 78340 Les Clayes Sous Bois
France

President:	Sean Gough

Financial year end	31 December

Auditors:	Audexco

Share Capital:	70,000 € consisting of 70,000 shares of 1€

Part 2

ALS

Name:	ALS

Type of corporate identity:	Société par actions simplifiée

Place of registration or Country of incorporation	Commercial Register of the Local Court of Dreux

Registered number:	453 979 502 RCS Dreux

Registered Office:	15, rue Gustave Eiffel – 28501 – VERNOUILLET,
France

President:	Stéphane Martinho

Financial year end	30 June

Auditors:	Audexco

Share Capital:	150,000 € consisting of 150,000 shares of 1€

Part 3

FGP

Name:	FGP Instrumentation

Type of corporate identity:	Société Anonyme

Place of registration	Commercial Register of the Local Court of Versailles

Registered number:	304 603 145 RCS Versailles

Registered Office:	24 rue des Dames – 78340 – LES CLAYS SOUS

BOIS, France

Président Directeur Général:	Sean Gough

Financial year end	31 December

Auditors:	Audexco

Share Capital:	500,000 € consisting of 10,000 shares of 50€

Part 4

FGP Inc (USA)

Name:	FGP Sensors, Inc (USA)

Type of corporate identity:	Pennsylvania Close Corporation

Place of registration:	Pennsylvania, USA

Registered number:	2874931

Registered Office:	116 West Chestnut Street
Ephrata, Pennsylvania 17522, USA

President:	Francis Gibert

Financial year end	April 30

Auditors:	none

Share Capital:	$200 consisting of 200 shares at $1.00

SCHEDULE 3

EXCLUDED ASSETS

The following are excluded from the assets to be transferred under this Agreement:

1.	Caroline Gibert’s furniture;

2.	Francis Gibert’s furniture (not assets of the Target Group);

3.	Sean Gough’s furniture;

4.
Certain items belonging to the Target Group that are used by Sellers and Donald Fujihira in a quasi-personal matter, often located out of, or frequently taken from, the offices, such as computers and related accessories, cellular telephones and telephone numbers;

5.
Telephone No. 06.20.49.85.85. FGP agreed last year to allow a former employee, Laurent Ameloot, to take his telephone number.  His telephone number is still listed as part of FGP’s package of telephone numbers although Mr. Ameloot pays his share of the charges.